UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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METHODE ELECTRONICS, INC.

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METHODE ELECTRONICS, INC.

7401 West Wilson Avenue

Chicago, Illinois 60706

(708) 867-6777

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 12, 2013

To the Shareholders of Methode Electronics, Inc.:

Notice is hereby given that the annual meeting of shareholders of Methode Electronics, Inc. will be held on Thursday, September 12, 2013 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, for the following purposes:

1.

To elect a Board of Directors;

2.

To ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending May 3, 2014;

3.

To provide advisory approval of Methode’s named executive officer compensation; and

4.

To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm and “FOR” advisory approval of Methode’s named executive officer compensation.

Our Board of Directors has fixed the close of business on July 17, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

We are furnishing materials for our annual meeting on the Internet.  You may vote your shares in person by attending our annual meeting, or by proxy.  To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the proxy card in the self-addressed, postage-paid envelope provided.  Information regarding voting in person is contained in the Notice of Internet Availability of Proxy Materials and the proxy statement.  Instructions regarding voting by proxy are contained on the proxy card.

It is important that your shares be represented and voted at the annual meeting.  Whether or not you plan to attend the annual meeting, please vote on the matters to be considered.  Thank you for your interest and cooperation.

By Order of the Board of Directors,

Walter J. Aspatore

Chairman

Chicago, Illinois

July 26, 2013

METHODE ELECTRONICS, INC.

7401 West Wilson Avenue

Chicago, Illinois 60706

(708) 867-6777

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
September 12, 2013

GENERAL INFORMATION

We are furnishing this proxy statement to you in connection with the solicitation of proxies on behalf of Methode Electronics, Inc. (“Methode”) for use at our annual meeting of shareholders to be held on Thursday, September 12, 2013 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, and at any adjournment or postponement of the annual meeting.  On July 26, 2013, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders to access our proxy statement and annual report over the Internet or request a paper copy of the proxy materials.

At the annual meeting, we will ask our shareholders to (i) elect our Board of Directors, (ii) ratify the Audit Committee’s selection of Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm for fiscal 2014, (iii) provide advisory approval of Methode’s named executive officer compensation, and (iv) consider and vote upon any other business which properly comes before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director, “FOR” the ratification of Ernst & Young as our independent registered public accounting firm and “FOR” advisory approval of Methode’s named executive officer compensation.

You may vote your shares in person, by attending our annual meeting, or by proxy.  To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the proxy card in the self-addressed, postage-paid envelope provided.  Information regarding voting in person is contained in the Notice of Internet Availability of Proxy Materials and this proxy statement.  Instructions regarding voting by proxy are contained on the proxy card.  Please do not submit a proxy card if you have voted by telephone or the Internet.

It is important that your shares be represented at the annual meeting.  Whether or not you plan to attend the annual meeting in person, please vote on the matters to be considered.

Record Date; Shares Outstanding

Our Board of Directors has fixed the close of business on July 17, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.  As of the record date, there were 37,234,340 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum; Votes Required

In deciding all questions, assuming a quorum is present, a holder of Methode’s common stock is entitled to one vote, in person or by proxy, for each share held in such holder’s name on the record date.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Methode’s common stock is necessary to constitute a quorum at the annual meeting.  Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum at the annual meeting.  Generally, broker non-votes occur when shares held by a broker or nominee for a beneficial owner are not voted with respect to a particular proposal because the broker or nominee lacks discretionary power to vote such shares.

With respect to the election of directors, shareholders may vote (a) “for” each nominee; (b) “against” each nominee; or (c) to “abstain” from voting for each nominee.  The election of our Board of Directors requires approval by a majority of the shares of common stock represented at the meeting and entitled to vote.  With respect to the proposals to ratify the selection of Ernst & Young as our independent registered public accounting firm and the advisory vote on executive compensation, shareholders may vote (1) “for”; (2) “against”; or (3) to “abstain” from voting on each matter.  The ratification of the selection of Ernst & Young and the advisory vote on executive compensation each require approval by a majority of the shares of common stock represented at the meeting and entitled to vote.  Both abstentions and broker non-votes will be considered as present but will not be considered as votes in favor of any matter.  Broker non-votes are excluded from the “for,” “against” and “abstain” counts, and instead are reported as simply “broker non-votes.”  Consequently, abstentions have the effect of voting against these matters, while broker non-votes have no effect as to voting for or against any such matter.

Under New York Stock Exchange rules, the proposal to ratify the selection of Ernst & Young is considered a routine item.  Therefore, brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions to the broker.  In contrast, all other proposals set forth in this proxy statement are considered non-routine items, and brokers who have not received voting instructions from their clients may not vote on these proposals.

All properly executed and timely delivered proxies will be voted in accordance with the instructions provided.  Unless contrary instructions are indicated, proxies will be voted “FOR” each of Methode’s nominees for director, “FOR” the ratification of the selection of Ernst & Young and “FOR” advisory approval of Methode’s named executive officer compensation.  The Board of Directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

Voting Procedures

It is important that your shares be represented at the annual meeting.  You may vote your shares in person, by attending our annual meeting, or by proxy.  To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the enclosed proxy card in the self-addressed, postage-paid envelope provided.  Information regarding voting in person is contained in the Notice of Internet Availability of Proxy Materials and this proxy statement.  Instructions regarding voting by proxy are contained on the proxy card.  Please do not submit a proxy card if you have voted by telephone or the Internet.  You may revoke your proxy as described below.

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before the annual meeting.  You may revoke your proxy by notifying our Corporate Secretary in writing that you wish to revoke your proxy at the following address: Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, attention: Corporate Secretary.  You may also revoke your proxy by submitting a later-dated and properly executed proxy (including by means of the telephone or Internet) or by voting in person at the annual meeting.  Attendance at the annual meeting will not, by itself, revoke a proxy.

Proxy Solicitation Expenses

The accompanying proxy is being solicited on behalf of Methode.  We will bear the entire cost of this solicitation.  Our directors, officers or other regular employees may solicit proxies by telephone, by e-mail, by fax or in person.  No additional compensation will be paid to directors, officers and other regular employees for such services.  In the event that beneficial owners of our shares request paper copies of our proxy materials, banks, brokerage houses, fiduciaries and custodians holding shares of our common stock beneficially owned by others as of the record date will be requested to forward such proxy soliciting material to the beneficial owners of such shares and will be reimbursed by Methode for their reasonable out-of-pocket expenses.

CORPORATE GOVERNANCE

We are committed to maintaining high standards of corporate governance in order to serve the long-term interests of Methode and our shareholders.

Director Independence

Our Board of Directors has considered the independence of the nominees for director under the applicable standards of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange.  Our Board has determined that all of the nominees for director are independent under the applicable standards, except for Donald Duda, our President and Chief Executive Officer.  Mr. Duda’s lack of independence relates solely to his service as an executive officer and is not due to any other transactions or relationships.

In addition, our Board of Directors has determined that each member of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee satisfies the independence requirements of the applicable standards, if any, of the SEC and the New York Stock Exchange.

Board Committees

The following chart sets forth the committees of our Board:

Committee	Members	Principal Functions	Number of Meetings in Fiscal 2013
Audit	Lawrence B. Skatoff (Chair) Walter J. Aspatore Stephen F. Gates Isabelle C. Goossen Paul G. Shelton

•

Oversees accounting and financial reporting and audits of financial statements.

•

Monitors performance of internal audit function and our system of internal control.

•

Monitors performance, qualifications and independence of our independent registered public accounting firm and makes decisions regarding retention, termination and compensation of the independent registered public accounting firm and approves services provided by the independent registered public accounting firm.

•

Monitors compliance with legal and regulatory requirements pertaining to financial statements.

•

Reviews our press releases and certain SEC filings.

•

If applicable, reviews related party transactions and potential conflict of interest situations.

			8
Compensation	Paul G. Shelton (Chair) Warren L. Batts Darren M. Dawson Isabelle C. Goossen Christopher J. Hornung	• Oversees our compensation policies and plans. • Approves goals and incentives for the compensation of our Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers. • Approves grants under our stock and bonus plans.	3
Nominating and Governance	Christopher J. Hornung (Chair) Walter J. Aspatore Warren L. Batts J. Edward Colgate Stephen F. Gates Lawrence B. Skatoff	• Selects director candidates for election to our Board at the annual meeting or to fill vacancies. • Recommends Board committee assignments. • Recommends compensation and benefits for directors. • Reviews our Corporate Governance Guidelines. • Conducts an annual assessment of Board performance. • Reviews our risk management policies and practices. • Annually reviews succession planning for our Chief Executive Officer.	5
Technology	Darren M. Dawson (Co-Chair) J. Edward Colgate (Co-Chair) Walter J. Aspatore Isabelle C. Goossen Christopher J. Hornung	• Reviews with management our technology assets and future needs. • Reviews technology research and development activities and possible acquisitions of technology.	4

If applicable, our Audit Committee reviews related party transactions and potential conflict of interest situations in accordance with the Audit Committee Charter and our Code of Business Conduct.  We do not have a separate written policy regarding related party transactions and potential conflict of interest situations.  Our Code of Business Conduct states that conflicts of interest are prohibited, except as approved by our Board of Directors.  In reviewing any such transaction, our Audit Committee and Board of Directors would consider Methode’s rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to Methode as would be the case were the transaction entered into with a third party and other relevant factors.

During the 2013 fiscal year, our Board of Directors held 14 meetings, and no director attended less than 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by the respective committees on which he or she served.  Under our Corporate Governance Guidelines, our directors are expected to attend Board and shareholder meetings and meetings of committees on which they serve.  Our directors are expected to meet as frequently as necessary to properly discharge their responsibilities.

Our independent directors hold regularly scheduled executive sessions at which only independent directors are present.  Pursuant to our Corporate Governance Guidelines, our Chairman of the Board is the Presiding Director of such sessions.

Our Audit, Compensation, Nominating and Governance and Technology Committees operate pursuant to charters adopted by the Board, which are available on our website at www.methode.com or in print upon any shareholder’s request.  Our Corporate Governance Guidelines are also available on our website at www.methode.com or in print upon any shareholder’s request.

Board Leadership Structure, Risk Oversight and Compensation Policy Risks

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of our shareholders.  This structure provides for a greater role for the independent directors in the oversight of Methode and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

Our Board of Directors takes an active role, both as a whole and at the committee level, in overseeing management of Methode’s risks.  Our Board and committees review information regarding Methode’s market, competition and financial risks, as well as risks associated with Methode’s operations, employees and political risks encountered by Methode throughout the globe.  In addition, the entire Board of Directors is regularly informed about those risks monitored by the various committees, as more fully described in this proxy statement and in each committee’s charter, through committee reports about such risks.  The Board also receives regular reports directly from officers responsible for the oversight of particular risks within Methode.

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Methode.  The Compensation Committee actively monitors the mix and design of the elements of executive compensation and believes that our compensation programs do not encourage management to assume excessive risks.

Nominating Process of the Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for identifying and recommending to our Board of Directors individuals qualified to become directors consistent with criteria approved by our Board.  In considering potential candidates for our Board, including with respect to nominations for re-election of incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience consistent with our needs; specific areas of expertise and leadership roles; and the ability to bring diversity to our Board.  While the Committee charter and our Corporate Governance Guidelines do not prescribe diversity standards, the Committee considers diversity in the context of the Board as a whole, including whether the potential candidate brings complementary skills and viewpoints.  The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of Board membership, including membership on appropriate committees.

The Committee identifies potential nominees by asking current directors and others to notify the Committee if they become aware of persons, meeting the criteria described above, who may be available to serve on our Board.  The Committee has sole authority to retain and terminate any search firm used to identify director candidates and has sole authority to approve the search firm’s fees and other retention terms.  Historically, the Committee has not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and our Board’s contacts are not sufficient to identify an appropriate candidate.

The Committee will consider suggestions from our shareholders.  Any recommendations received from shareholders will be evaluated in the same manner that potential nominees suggested by Board members are evaluated.  Upon receiving a shareholder recommendation, the Committee will initially determine the need for additional or replacement Board members and evaluate the candidate based on the information the Committee receives with the shareholder recommendation or may otherwise acquire, and may, in its discretion, consult with the other members of our Board.  If the Committee determines that a more comprehensive evaluation is warranted, the Committee may obtain additional information about the director candidate’s background and experience, including by means of interviews with the candidate.

Our shareholders may recommend candidates at any time, but the Committee requires recommendations for election at an annual meeting of shareholders to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement in connection with the previous year’s annual meeting.  The Committee believes this deadline is appropriate and in the best interests of Methode and our shareholders because it ensures that the Committee has sufficient time to properly evaluate all proposed candidates.  Therefore, to submit a candidate for consideration for nomination at the 2014 annual meeting of shareholders, a shareholder must submit the recommendation, in writing, by March 28, 2014.  The written notice must include:

•

the name, age, business address and residential address of each proposed nominee and the principal occupation or employment of each nominee;

•

the number of shares of our common stock that each nominee beneficially owns;

•

a statement that each nominee is willing to be nominated; and

•

any other information concerning each nominee that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of those nominees.

Recommendations must be sent to the Nominating and Governance Committee, Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706.

Communications with Directors

Our annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of our Board of Directors on appropriate matters.  All of our directors attended the 2012 annual meeting.  We anticipate that all of our directors will attend the 2013 annual meeting.

In addition, interested parties may, at any time, communicate in writing with any particular director, or our independent directors as a group, by sending such written communication to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706.  Copies of written communications received at such address will be provided to the relevant director or the independent directors as a group unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s).  Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business or communications that relate to other improper or irrelevant topics.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, as well as other employees.  The code is available on our website at www.methode.com or in print upon any shareholder’s request.

If we make any substantive amendments to the Code of Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in accordance with applicable rules and regulations.

Stock Ownership Guidelines

Our Compensation Committee considers stock ownership by directors to be an important means of linking their interests with those of our shareholders.  We maintain stock ownership guidelines for our directors.  All directors are expected to own stock with a value equal to at least five times the annual cash retainer paid to Methode directors.  The requirements are subject to a five year phase-in period.  Shares subject to unexercised stock options are not included for purposes of satisfying the guidelines.  Considering the applicable phase-in periods, all of our directors were in compliance with our stock ownership policy for fiscal 2013.

DIRECTOR COMPENSATION

We use a combination of cash and common stock to compensate our non-employee directors.  Directors who are also our full-time employees are not paid for their services as directors or for attendance at meetings.

For the fiscal year ended April 27, 2013, non-employee directors received an annual cash retainer of $35,000 and an attendance fee of $1,000 for all committee meetings and for each board meeting other than the regularly scheduled quarterly meetings.  Our Chairman of the Board and the Chairman of each of our board committees received supplemental annual retainers in the following amounts: Chairman of the Board, $25,000; Chairman of each of the Audit Committee and the Compensation Committee, $20,000; and Chairman of the Nominating and Governance Committee, $10,000.  Each Co-Chairman of our Technology Committee received an annual retainer of $5,000.  In addition, members of our Audit Committee received an additional annual retainer of $10,000.  Pursuant to our Deferred Compensation Plan, our directors may elect to defer up to 100% of their retainers and attendance fees per year.  Additional information regarding the Deferred Compensation Plan is described under “Executive Compensation Tables — Nonqualified Deferred Compensation,” below.

The following table sets forth certain information regarding compensation earned by our non-employee directors during the fiscal year ended April 27, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation (2)	Total ($)
Walter J. Aspatore	62,500	25,920	210	88,630
Warren L. Batts	79,500	25,920	210	105,630
J. Edward Colgate	59,500	25,920	210	85,630
Darren M. Dawson	54,500	25,920	210	80,630
Stephen F. Gates	66,000	25,920	210	92,130
Isabelle C. Goossen	69,000	25,920	210	95,130
Christopher J. Hornung	64,000	25,920	210	90,130
Paul G. Shelton	86,000	25,920	210	112,130
Lawrence B. Skatoff	75,000	25,920	210	101,130

(1)

On July 2, 2012, the Compensation Committee granted each non-employee director a stock award for 3,000 shares of common stock.  The reported amounts reflect the fair value at the date of grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”).  Details of the assumptions used in valuing these awards are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2013.

(2)	All other compensation represents a payment in lieu of a dividend with respect to the stock awards granted in July 2012.

SECURITY OWNERSHIP

Five Percent Shareholders

The following table sets forth information regarding all persons known to be the beneficial owners of more than 5% of Methode’s common stock as of July 17, 2013 (except as set forth in the relevant footnotes).

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership (1)	Percent of Class (%)
DePrince, Race & Zollo, Inc. (2) 250 Park Avenue South, Suite 250 Winter Park, Florida 32789	3,204,112	8.65
The Killen Group, Inc. (3) 1189 Lancaster Ave. Berwyn, Pennsylvania 19312	3,132,772	8.45
BlackRock, Inc. (4) 40 East 52nd Street New York, New York 10022	2,886,238	7.79
Invesco Ltd. (5) 1555 Peachtree Street NE Atlanta, Georgia 30309	2,719,330	7.3
Dimensional Fund Advisors LP (6) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,558,366	6.9
T. Rowe Price Associates, Inc. (7) 100 E. Pratt Street Baltimore, Maryland 21202	2,265,070	6.1
The Vanguard Group, Inc. (8) 100 Vanguard Blvd. Malvern, PA 19355	2,191,677	5.91

(1)	Beneficial ownership arises from sole voting and sole investment power of all shares reported unless otherwise indicated by footnote.
(2)

Based solely on an amendment to Schedule 13G filed by DePrince, Race & Zollo, Inc. with the SEC on February 13, 2013.  According to the 13G, includes 2,139,774 shares held with sole voting power and no shares held with shared voting power.

(3)

Based solely on an amendment to Schedule 13G filed by The Killen Group, Inc. with the SEC on February 20, 2013.  According to the 13G, includes 3,024,497 shares held with sole voting power and no shares held with shared voting power.

(4)	Based solely on an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on February 8, 2013.
(5)

Based solely on an amendment to Schedule 13G filed by Invesco Ltd. with the SEC on February 5, 2013. The Schedule 13G indicates that two subsidiaries of Invesco Ltd., Invesco Advisers, Inc. and Invesco PowerShares Capital Management, hold the shares.

(6)

Based solely on an amendment to Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 11, 2013. According to the 13G, includes 2,505,623 shares held with sole voting power and no shares held with shared voting power.  According to the 13G, neither Dimensional Fund Advisors LP nor certain of its subsidiaries possesses voting or investment power over certain securities owned by various funds to which Dimensional Fund Advisors LP and its subsidiaries may act as an investment advisor. Dimensional Fund Advisors LP and its subsidiaries disclaim beneficial ownership of such securities.

(7)

Based solely on an amendment to Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 11, 2013. According to the 13G, includes 466,720 shares held with sole voting power and no shares held with shared voting power.

(8)

Based solely on an amendment to Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 12, 2013. According to the 13G, includes 51,350 shares held with sole voting power, no shares held with shared voting power, 2,143,127 shares held with sole dispositive power and 48,550 shares held with shared dispositive power.

Directors and Executive Officers

The following table sets forth information regarding our common stock beneficially owned as of July 17, 2013 by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership (1)		Percent of Class (%)
Walter J. Aspatore	33,000	(2)	*
Warren L. Batts	64,000		*
J. Edward Colgate	31,070		*
Darren M. Dawson	35,200		*
Donald W. Duda	627,435	(3)	1.7
Stephen F. Gates	17,860		*
Isabelle C. Goossen	35,000		*
Christopher J. Hornung	125,850		*
Paul G. Shelton	63,000		*
Lawrence B. Skatoff	33,850	(4)	*
Timothy R. Glandon	126,593	(5)	*
Theodore P. Kill	151,145	(6)	*
Douglas A. Koman	193,132	(7)	*
Thomas D. Reynolds	236,166	(8)	*
All current directors and executive officers as a group (16 individuals)	1,502,876	(9)	4.0

*	Percentage represents less than 1% of the total shares of common stock outstanding as of July 17, 2013.
(1)	Beneficial ownership arises from sole voting and investment power unless otherwise indicated by footnote.
(2)	Includes 21,000 shares held jointly with Mr. Aspatore’s wife.
(3)

Includes 40,000 shares held jointly with Mr. Duda’s wife, options to purchase 266,667 shares of common stock exercisable within 60 days, 35,768 shares of common stock held in our 401(k) Plan and 60,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda in the event of termination from Methode under any circumstance.  Excludes 200,000 shares of restricted stock and 40,000 unvested restricted stock units granted in fiscal 2011, as discussed under “Compensation Discussion and Analysis” below.

(4)	Shares are held jointly with Mr. Skatoff’s wife.
(5)

Includes 3,200 shares held jointly with Mr. Glandon’s wife, options to purchase 80,000 shares of common stock exercisable within 60 days, 25,393 shares of common stock held in our 401(k) Plan and 18,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Glandon in the event of termination from Methode under any circumstance.  Excludes 60,000 shares of restricted stock and 12,000 unvested restricted stock units granted in fiscal 2011, as discussed under “Compensation Discussion and Analysis” below.

(6)

Includes options to purchase 65,000 shares of common stock exercisable within 60 days, 18,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Kill in the event of termination from Methode under any circumstance.  Excludes 60,000 shares of restricted stock and 12,000 unvested restricted stock units granted in fiscal 2011, as discussed under “Compensation Discussion and Analysis” below.

(7)

Includes 50,009 shares held jointly with Mr. Koman’s wife, options to purchase 86,667 shares of common stock exercisable within 60 days,  32,456 shares of common stock held in our 401(k) Plan and 24,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Koman in the event of termination from Methode under any circumstance.  Excludes 80,000 shares of restricted stock and 16,000 unvested restricted stock units granted in fiscal 2011, as discussed under “Compensation Discussion and Analysis” below.

(8)

Includes 48,461 shares held jointly with Mr. Reynold’s wife, options to purchase 133,333 shares of common stock exercisable within 60 days, 24,372 shares of common stock held in our 401(k) Plan and 30,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Reynolds in the event of termination from Methode under any circumstance.  Excludes 100,000 shares of restricted stock and 20,000 unvested restricted stock units granted in fiscal 2011, as discussed under “Compensation Discussion and Analysis” below.

(9)

Includes options to purchase 745,002 shares of common stock exercisable within 60 days, 149,925 shares of common stock held in our 401(k) Plan and 180,000 shares of vested restricted stock units for which common stock will be delivered to our executive officers in the event of termination from Methode under any circumstance.  Excludes 600,000 shares of restricted stock and 120,000 unvested restricted stock units granted to our executive officers in fiscal 2011.

PROPOSAL ONE:
ELECTION OF DIRECTORS

A Board of ten directors will be elected at the annual meeting.  Each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified.  All of the nominees listed below currently serve as directors.  All of the nominees were recommended unanimously to our Board of Directors by our Nominating and Governance Committee and were nominated by our Board of Directors.  If any of these nominees is not a candidate for election at the annual meeting, an event which our Board of Directors does not anticipate, the proxies will be voted for a substitute nominee recommended to our Board of Directors by our Nominating and Governance Committee and nominated by our Board of Directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES.

Walter J. Aspatore, Chairman

Chairman Emeritus,

Amherst Partners, LLC

Director since 2008

Age 70

Mr. Aspatore has served as Chairman Emeritus of Amherst Partners, LLC, a business consulting firm, since 2010.  Prior thereto, Mr. Aspatore was Chairman of Amherst Partners from 1994 through 2010.  Mr. Aspatore has served as Chairman of our Board since September, 2012.  Prior to co-founding Amherst Partners, Mr. Aspatore served in various officer positions at diversified manufacturing and technology businesses, including Cross and Trecker Corporation, the Warner and Swasey Company, Bendix Corporation and TRW Corporation. He also served as Vice Chairman and President of Onset BIDCO, a venture capital and subordinated debt fund, from 1992 to 1994.  Mr. Aspatore also serves as a director of Mackinac Financial Corporation, a bank holding company.  Mr. Aspatore’s consulting experience and service at various consulting, manufacturing and technology businesses has resulted in continued contributions to the Board.

Warren L. Batts

Retired Chairman and Chief Executive Officer,

Tupperware Corporation

Director since 2001

Age 80

Mr. Batts is the retired Chairman and Chief Executive Officer of Tupperware Corporation, a diversified consumer products company.  Mr. Batts is also the retired Chairman of Premark International, Inc., a diversified consumer products company, where he also served as Chief Executive Officer from 1986 until 1996.  Mr. Batts has taught as an Adjunct Professor of Strategic Management at the University of Chicago Graduate School of Business since 1998.  Mr. Batts has served in the following key leadership positions: Chairman Of the Board, Cook County Health & Hospital System; Life Director and Chairman, Lurie Children's Hospital; Life Trustee, Art Institute of Chicago; Chairman, School of the Art Institute of Chicago; Life Trustee, Northwestern University; Director and Chairman, the National Association of Manufacturers; and Director, National Association of Corporate Directors.  Mr. Batts served as Chairman of our Board from 2004 to 2012.  Mr. Batts has used his corporate governance expertise, significant leadership experience and vast business knowledge to make contributions while on the Board.

Dr. J. Edward Colgate

Allen and Johnnie Breed University Professor of Design,

Department of Mechanical Engineering,

Northwestern University

Director since 2004

Age 50

Dr. Colgate is currently a Professor in the Department of Mechanical Engineering at Northwestern University, where he has served in various professor positions since 1988.  Dr. Colgate is currently the Allen and Johnnie Breed University Professor of Design.  From June 1999 until September 2000, Dr. Colgate took a sabbatical leave from Northwestern University to serve as a founder and the President of Cobotics, Inc., which is now part of Stanley Assembly Technologies, a supplier of human interface technologies for the industrial marketplace.  His research interests include human-machine systems, especially cobotics and haptic interface.  Dr. Colgate’s academic and technical background has provided the basis for continued contributions to the Board’s operations and deliberations.

Dr. Darren M. Dawson

McQueen Quattlebaum Professor,

Holcombe Department of Electrical and Computer Engineering,

Clemson University

Director since 2004

Age 50

Dr. Dawson currently serves as a Professor in the Electrical and Computer Engineering Department at Clemson University, where he has held various professor positions since 1990.  Dr. Dawson leads the Robotics and Mechatronics Laboratory, which is jointly operated by the Electrical and Mechanical Departments.  His research interests include nonlinear control techniques for mechatronic systems, robotic manipulator systems and vision-based systems.  Dr. Dawson’s work has been recognized by several awards, including the Clemson University Centennial Professorship in 2000.  Dr. Dawson’s academic and technical background has provided the basis for continued contributions to the Board’s operations and deliberations.

Donald W. Duda

Chief Executive Officer and President,

Methode Electronics, Inc.

Director since 2001

Age 58

Mr. Duda has served as our Chief Executive Officer since May 2004 and our President since 2001.  Mr. Duda joined us in 2000 and served as our Vice President - Interconnect Products Group.  Prior to joining Methode, Mr. Duda held several positions with Amphenol Corporation, a manufacturer of electronic connectors, most recently as General Manager of its Fiber Optic Products Division from 1988 through 1998.  Mr. Duda continues to use his executive background and unique understanding of Methode to contribute to the Board.

Stephen F. Gates

Special Counsel

Mayer Brown LLP

Director since 2010

Age 67

Mr. Gates has served as Special Counsel at Mayer Brown LLP, a global law firm, since 2008.  From 2003 through 2007, Mr. Gates served as Senior Vice President and General Counsel of ConocoPhillips, a large energy company and refiner.  From 2002 through 2003, Mr. Gates was a Partner at Mayer Brown LLP, and from 2000 through 2002, Mr. Gates served as Senior Vice President and General Counsel of FMC Corporation, a diversified chemicals company.  Mr. Gates’ legal background and corporate governance expertise have led to unique contributions to the Board.

Isabelle C. Goossen

Vice President and Chief Financial Officer,

Chicago Symphony Orchestra Association

Director since 2004

Age 61

Ms. Goossen has served as the Chief Financial Officer for the Chicago Symphony Orchestra Association since March, 2011.  Ms. Goossen has served as the Vice President for Finance and Administration for the Chicago Symphony Orchestra Association since 2001.  From 1986 through 1999, Ms. Goossen held several management positions with Premark International, Inc., a diversified consumer products company, most recently as Vice President and Treasurer from 1996 through 1999.  Ms. Goossen also serves as a director of Columbian Mutual Life Insurance, a New York domestic life insurance company, and its subsidiary Columbian Life Insurance Company, an Illinois domestic life insurance company.  Ms. Goossen has used her financial and management background to make continued contributions to the Board.

Christopher J. Hornung, Vice Chairman

Chief Executive Officer

Next Testing, Inc.

Director since 2004

Age 61

Mr. Hornung has served as Chief Executive Officer of Next Testing, Inc. since January 2007.  Next Testing provides comprehensive, sport-specific athletic testing programs.  From February 2004 through December 2006, Mr. Hornung served as President of the Pacific Cycle Division of Dorel Industries, Inc., a global consumer products company.  Prior to the acquisition of Pacific Cycle by Dorel Industries Inc., Mr. Hornung served as the Chairman and Chief Executive Officer of Pacific Cycle.  Mr. Hornung’s executive and entrepreneurial experience as well as his expertise regarding international sourcing and distribution has resulted in continued contributions to the Board.

Paul G. Shelton

Retired Vice President and Chief Financial Officer,

FleetPride, Inc.

Director since 2004

Age 63

Mr. Shelton retired in 2003 as Vice President and Chief Financial Officer of FleetPride Inc., an independent heavy-duty truck parts distributor.  From 1981 through 2001, Mr. Shelton served in various management positions at AMCOL International Corporation, a supplier of specialty minerals and chemicals, most recently as Senior Vice President from 1994 through 2001 and Chief Financial Officer from 1984 through 2001.  Mr. Shelton serves on five private company boards and was a former member of the Board of Directors of AMCOL International Corporation.  Mr. Shelton has used his executive, financial and board experience to contribute to the operations and deliberations of the Board.

Lawrence B. Skatoff

Retired Executive Vice President and Chief Financial Officer,

BorgWarner Inc.

Director since 2004

Age 73

Mr. Skatoff retired in 2001 as Executive Vice President and Chief Financial Officer of BorgWarner Inc., a manufacturer of highly engineered systems and components for the automotive industry.  Prior to joining BorgWarner Inc., Mr. Skatoff was Senior Vice President and Chief Financial Officer of Premark International, Inc., a diversified consumer products company, from 1991 through 1999. Before joining Premark, Mr. Skatoff was Vice President-Finance of Monsanto Company, a worldwide manufacturer of chemicals and pharmaceuticals.  Mr. Skatoff’s executive experience and financial background has led to continued contributions to the Board.

PROPOSAL TWO:
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending May 3, 2014, subject to ratification of the selection by our shareholders.  Ernst & Young has served as our independent registered public accounting firm for many years and is considered to be well qualified.  We entered into an engagement agreement with Ernst & Young for its fiscal 2013 services, which, among other things, contains contractual provisions that subject us to alternative dispute resolution procedures and exclude punitive damages from any monetary award.  It is anticipated that the services performed by Ernst & Young for fiscal 2014 will be subject to a similar engagement agreement.

Representatives of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

If our shareholders do not ratify the selection of Ernst & Young, our Audit Committee will reconsider the selection.  Even if the selection is ratified, our Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of Methode and our shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE:
ADVISORY APPROVAL OF METHODE’S EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.

As described under “Executive Compensation – Compensation Discussion and Analysis,” we seek to align the interests of our executives with the interests of our shareholders and reward performance.

The advisory vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers as disclosed in this proxy statement.  The vote is advisory, which means that the vote is not binding on Methode, our Board of Directors or our Compensation Committee.  Although this vote is nonbinding, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making decisions concerning executive compensation.

Shareholders may vote for or against the following resolution, or may abstain from voting.  The affirmative vote of a majority of the shares present or represented at the annual meeting and entitled to vote is required to approve the proposed resolution.

We ask our shareholders to approve the following resolution:

“RESOLVED, that the compensation of Methode’s named executive officers, as disclosed in Methode’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby approved.”

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FOREGOING RESOLUTION.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors.  Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  Our Board has determined that each member of our Audit Committee meets the requirements as to independence, experience and expertise established by the New York Stock Exchange.  In addition, our Board has determined that Mr. Skatoff is an audit committee financial expert as defined by the SEC.  In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended April 27, 2013 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

Our Audit Committee reviewed and discussed with our independent registered public accounting firm, Ernst & Young, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).

The Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young the firm’s independence from management and Methode and considered the compatibility of nonaudit services with the firm’s independence.

Our Audit Committee discussed with our internal auditors and Ernst & Young the overall scope and plans for their respective audits.  Our Audit Committee met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.  The Committee also discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In reliance on the reviews and discussions referred to above, the Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 27, 2013 filed with the SEC.

AUDIT COMMITTEE

Lawrence B. Skatoff, Chairman

Walter J. Aspatore
Stephen F. Gates

Isabelle C. Goossen

Paul G. Shelton

Auditing and Related Fees

Our Audit Committee engaged Ernst & Young to examine our consolidated financial statements for the fiscal year ended April 27, 2013.  Fees paid to Ernst & Young for services performed during the 2013 and 2012 fiscal years were as follows:

	Fiscal 2013	Fiscal 2012
Audit Fees (1)	$1,437,848	$1,202,323
Tax Fees (2)	$251,847	$208,313
Total	$1,689,695	$1,410,636

(1)

Audit fees represent aggregate fees billed for professional services rendered by Ernst & Young for the audit of our annual financial statements and review of our quarterly financial statements, audit services provided in connection with other statutory and regulatory filings and consultation with respect to various accounting and financial reporting matters.

(2)	For fiscal 2013 and 2012, tax fees primarily included fees for a transfer pricing study and for tax compliance, respectively.

Pre-Approval Policy

Our Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services provided by Ernst & Young and shall not engage Ernst & Young to perform non-audit services proscribed by law or regulation.  In fiscal 2013, 100% of audit and non-audit services were approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the key elements of our executive compensation program, including an analysis of compensation awarded to, earned by or paid to our named executive officers in fiscal 2013.  For fiscal 2013, our named executive officers included Donald Duda, Chief Executive Officer; Douglas Koman, Chief Financial Officer; Thomas Reynolds, Chief Operating Officer; Timothy Glandon, Vice President and General Manager, North American Operations; and Theodore Kill, Vice President, Global Sales.

Executive Summary

Our Compensation Committee strives to reward performance and align our executives’ interests with those of our shareholders.  For fiscal 2013, the principal elements of our executive compensation program included salary, a performance-based annual cash bonus, stock options, limited perquisites and welfare benefits.

In fiscal 2011, our Compensation Committee adopted a five-year equity award program.  This program continues to serve as a key component of our executive compensation program.  This five-year program includes performance-based restricted stock awards (“RSAs”), restricted stock units (“RSUs”) and performance-based tandem cash awards (“Tandem Cash Awards”).   The vesting of the RSAs and the Tandem Cash Awards will depend on our fiscal 2015 performance.  The time-based RSUs vest annually through fiscal 2015.  Details regarding these awards, including the threshold and target levels of performance under the RSA and Tandem Cash Awards, are set forth below.  (See “Elements of Compensation -- Equity Awards – Fiscal 2011 Five-Year Equity Award Program”).

In July 2012, after considering the report of The Delves Group, an executive compensation consulting firm, and the 2011 say-on-pay results, our Compensation Committee reviewed our executive compensation program and made certain key decisions regarding fiscal 2013 compensation, as described below.

•

The Compensation Committee decided not to increase our Chief Executive Officer’s salary for fiscal 2013.  The Compensation Committee increased the salaries of our other named executive officers by five percent.

•

The Compensation Committee set fiscal 2013 annual performance-based cash bonus awards.  For our Chief Executive Officer, the amount payable pursuant to this award at the target level of performance was increased from 67% of salary to 100% of salary.  For Messrs. Koman, Glandon and Reynolds, the amount payable at the target level of performance was increased to 66% of salary and for Mr. Kill, the amount payable was increased to 60% of salary.

•

For all of our named executive officers, the fiscal 2013 annual performance-based cash bonus awards included as one of the performance elements a pre-tax income measure (as adjusted for certain litigation expenses and/or settlement amounts).  Based on our fiscal 2013 performance, none of our named executive officers earned the portion of their performance-based annual bonus based on pre-tax adjusted income.

•

Our Compensation Committee granted awards of stock options to our named executive officers.  As contemplated by our five-year equity award program, the number of options granted to each named executive officer equaled the number of options granted to such executive officer in each of fiscal 2011 and 2012.

In June and July of 2013, our Compensation Committee reviewed our executive compensation program after considering the report of our executive compensation consulting firm, and made certain key decisions regarding fiscal 2014 compensation, as described below.

•

The Compensation Committee considered our Chief Executive Officer’s salary for fiscal 2014 in light of the fact that he had not received a salary increase in eight years and his salary was 16% lower than the median salary level reflected in our compensation consultant’s report.  The Compensation Committee also noted that the Company’s revenues increased 11.8% from fiscal 2012 to 2013 and that the Company expects revenue to increase an additional 21% to 27% in fiscal 2014.  Based on these considerations, the Compensation Committee increased our Chief Executive Officer’s salary for fiscal 2014 by 16%.  The Compensation Committee also considered the salaries of our other named executive officers for fiscal 2014, and noted that the majority of such officers had not received a salary increase for five years before last year’s increase and were also below median salary levels reflected in our compensation consultant’s report.  The Compensation Committee increased the salaries of our other named executive officers as follows: Mr. Koman and Mr. Kill, 16%; Mr. Glandon, 3%; and Mr. Reynolds, 23%.

•

The Compensation Committee made fiscal 2014 annual performance-based cash bonus awards.  For our Chief Executive Officer, the amount payable pursuant to this award at the target level of performance remains at 100% of salary.  For Messrs. Koman, Glandon and Reynolds, the amount payable at the target level of performance remained at 66% of salary and for Mr. Kill, at 60% of salary.

•

For all of our named executive officers, the fiscal 2014 annual performance-based cash bonus award includes as one of the performance elements a pre-tax income measure (as adjusted for fluctuations in variable compensation expense related to Methode’s stock price).  The fiscal 2014 target level of performance exceeds fiscal 2013 actual performance (adjusted for a legal settlement) by approximately 140%.

•

Our Compensation Committee granted awards of stock options to our named executive officers.  As contemplated by our five-year equity award program, the number of options granted to each named executive officer equaled the number of options granted to such executive officer in fiscal 2011, 2012 and 2013.

Our executive compensation program contains components and features that are designed to align the interests of our named executive officers with our shareholders’ interests.  For example,

•

Our executives do not participate in pension plans or receive other post-retirement benefits, nor do they generally have employment or severance agreements (other than in connection with a change in control).

•

We maintain “double-trigger” change of control agreements and the executives are only entitled to a severance payment following termination of employment for good reason or without cause subsequent to a change in control.

•

Our outstanding long-term incentive awards are composed of performance-based RSAs and Tandem Cash Awards, RSUs and stock options.

•

Our annual bonuses are performance based, and none of our named executive officers received a discretionary bonus in fiscal 2013.

•

We disclose the performance measures for our fiscal 2011 RSAs and Tandem Cash Awards and our fiscal 2013 performance-based annual bonuses in this Compensation Discussion and Analysis.

•

The Compensation Committee annually engages a compensation consultant to review the competitiveness and effectiveness of our executive compensation program.

•

We require all of our executive officers to hold substantial amounts of our common stock.  In addition, shares of common stock underlying the RSUs will not be delivered to the executive until the earlier of the executive’s termination of employment or a change in control of Methode.

•

In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recoupment Policy permits us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years.

•

Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions.  In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.

•

In certain circumstances, our named executive officers are entitled to a gross-up payment in connection with a change in control.  The right to any such gross-up payment expires with respect to any change in control occurring on or after May 1, 2015.

In addition, a significant amount of each of our named executive officer’s compensation is variable compensation and “at risk” for non-payment if we fail or the executive fails to meet performance targets. Consistent with our pay-for-performance philosophy, approximately 51% of our Chief Executive Officer’s fiscal 2013 compensation is composed of performance-based compensation, consisting of RSAs, Tandem Cash Awards, options and an annual cash performance bonus.

The following charts illustrate the components of fiscal 2013 compensation for our Chief Executive Officer and for our other named executive officers.

NOTE: The percentages in these charts are based on values that differ from those disclosed in the Summary Compensation Table.  For purposes of the comparisons set forth in these charts and in consideration of the purpose and structure of our fiscal 2011 five-year equity award program, we have included one-fifth of the grant date fair value of the fiscal 2011 RSA and RSU awards as a component of fiscal 2013 compensation.  In addition, we have included one-fifth of the value of the Tandem Cash Awards, valued based on the grant date fair value of the RSAs.  In valuing the RSAs and the Tandem Cash Awards, we have assumed that the maximum performance level for each will be achieved.  The components of “Other” compensation are described in footnote 5 to the Summary Compensation Table.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program.

Objectives and Measurement Principles

Our executive compensation program supports our objective of enhancing shareholder value through a competitive program that attracts and retains high-quality talent and rewards executives for demonstrating strong leadership and delivering results.  Our executive compensation program is designed to:

•

Provide executives with a competitive pay arrangement.

•

Link short-term cash incentive pay to achievement of individual and company objectives.

•

Link long-term equity and cash incentive pay to achievement of company objectives.

•

Align executive interests with shareholder interests by providing for capital accumulation through awards of RSAs, RSUs and stock options and encourage  significant ownership of our common stock by our executive officers.

Our Compensation Process

Our Overall Process.  Our Compensation Committee meets as often as necessary to perform its duties.  In fiscal 2013, our Compensation Committee met three times.  Our Compensation Committee typically meets with Donald Duda, Chief Executive Officer, and, where appropriate, Douglas Koman, Chief Financial Officer.

Our Compensation Committee annually engages a compensation consultant to review the competitiveness and effectiveness of our executive compensation program and annually reviews tally sheet data summarizing our named executive officers’ compensation.  Our Compensation Committee also annually reviews company performance relative to peers and market indices.

Our Chief Executive Officer’s compensation is determined by our Compensation Committee.  Management does not make recommendations to our Compensation Committee regarding compensation elements with respect to Mr. Duda’s compensation.  For named executive officers other than Mr. Duda, compensation packages are developed and recommended by Mr. Duda, in consultation with Mr. Koman, and based on guidelines provided by our Compensation Committee.  Our Compensation Committee determines whether to approve these recommendations, subject to any modifications that it may deem appropriate.

Role of Compensation Consultant.  The Delves Group served as the Compensation Committee’s independent compensation consultant in connection with setting fiscal 2013 compensation.  In July 2013, The Delves Group was acquired by Towers Watson & Co., a global professional services company.  In fiscal 2013, The Delves Group provided analysis and advice on the total direct compensation of our executive officers.  The Delves Group benchmarked our executive compensation program using survey data as well as data from a selected group of comparable companies.

In March and June, 2013, the Compensation Committee reviewed information provided by The Delves Group addressing the independence of The Delves Group and the representatives serving the Committee.  Based on this information, the Compensation Committee concluded that the work performed by The Delves Group and its representatives involved in the engagement did not raise any conflict of interest and that The Delves Group and such representatives are independent from Methode management.

Consideration of 2012 Say-on-Pay Vote Results.  At our 2012 annual meeting, our shareholders approved our fiscal 2012 executive compensation, with approximately 98% of voted shares cast in favor of the say-on-pay resolution.  Our Compensation Committee considered the results of the 2012 say-on-pay vote along with other factors when making executive compensation decisions.  In light of the long-term focus of our executive compensation program and the Compensation Committee’s satisfaction with the program, the Compensation Committee maintained our executive compensation program with the modifications described above.

Market Benchmarking and Positioning

We strive to provide compensation opportunities that are market competitive.  In order to assist the Compensation Committee achieve this objective, The Delves Group was retained to benchmark our executive compensation program using survey data as well as data from a selected group of comparable companies, which we refer to as the peer group.  The Compensation Committee considers this benchmarking information in reviewing each element of our compensation program.

The peer group used for benchmarking purposes is updated periodically and was selected using the following criteria:

•

Size as measured by revenue – we generally target companies with revenue not less than half nor more than two times our annual revenue.

•

Similar-type businesses – we generally target companies that are multinational and engage in businesses with similar technology, products and markets.

In assessing the financial performance of these peer companies, our Compensation Committee considers revenue growth, net profit margins, return on equity and total shareholder return.

For compensation decisions affecting fiscal 2013 compensation, the peer group included the following companies: Bel Fuse, Inc., CTS Corporation, Franklin Electric Company, Inc., Gentex Corporation, IPG Photonics Corporation, Littelfuse, Inc., Powell Industries, Inc., Pulse Electronics Corporation, Richardson Electronics Ltd., Rogers Corporation, Semtech Corporation, SL Industries, Inc., Standard Motor Products, Inc., and Stoneridge, Inc.  In benchmarking our compensation program, The Delves Group also reviewed a 2011 General Industry Survey/Regression Analysis and a 2011 Economic Research Institute Salary Assessor.

As a general policy, we target total direct compensation (base salary, annual cash bonus and long-term incentive compensation) for our named executive officers in the 50th to 75th percentile.  In making benchmarking determinations, the Compensation Committee assumed that each executive would achieve the target level of performance under all performance-based awards.  In addition, in valuing the fiscal 2011 RSA and RSU awards, the Compensation Committee reviewed the purpose and structure of the five-year equity award program and decided it was appropriate to include one-fifth of the value of these shares in these comparative calculations for each of fiscal 2011, 2013, 2013, 2014 and 2015.

In setting compensation for each named executive officer, our Compensation Committee also reviews historical compensation levels, internal equity and consistency factors, tenure and industry conditions.  These and other factors may affect whether total pay for each of our named executive officers falls within the benchmark range.  In addition, total direct compensation for one or more of our named executive officers could be above or below the target levels depending on the amounts earned under the performance-based awards.  As a general policy, we structure the executive compensation program so that approximately 45% to 65% of total direct compensation is in the form of cash.

Consistent with our pay-for-performance philosophy, our executive compensation program is generally structured so that a significant amount of each of our named executive officers’ compensation is variable compensation and “at risk” for non-payment if we fail or the executive fails to meet performance targets.  The proportion of compensation that is at risk increases with the executive’s level of responsibility.

Elements of Compensation

Base Salary.  Our Compensation Committee establishes base salaries on an annual basis, taking into account levels of responsibility, prior experience and breadth of knowledge, potential for advancement, recent promotions, past performance, internal equity issues and external pay practices.  In general, we target annual base salaries for our named executive officers at the 50th percentile among companies in our peer group and comparable companies within the applicable compensation surveys and databases.  In June 2012, after considering the benchmarking information provided by The Delves Group, the Compensation Committee decided not to increase our Chief Executive Officer’s salary for fiscal 2013.  The Compensation Committee increased the fiscal 2013 salaries of our other named executive officers by five percent.

Annual Performance-Based Bonuses.  In July 2012, our Compensation Committee established annual performance-based cash bonus awards for all executive officers.  These awards were made pursuant to our 2010 Cash Incentive Plan. In general, we target annual bonuses for our named executive officers in the 50th to 75th percentile range among companies in our peer group and comparable companies within the applicable compensation surveys and databases.  In setting the performance measures, our Compensation Committee considered, among other matters, past performance, the fiscal 2013 operating budget, general economic conditions and Methode’s strategic plan.  After considering the benchmarking information provided by The Delves Group, the Compensation Committee increased the amount payable to our Chief Executive Officer at the target level of performance from 67% of salary to 100% of salary.  For Messrs. Koman, Glandon and Reynolds, the amount payable at the target level of performance was increased to 66% of salary and for Mr. Kill, the amount payable was increased to 60% of salary.

For fiscal 2013, the Compensation Committee selected a performance measure tied to pre-tax income (as adjusted for certain litigation expenses and/or settlement amounts).  For Messrs. Duda, Glandon and Reynolds, this performance measure represented 70% of the target bonus.  For Mr. Koman and Mr. Kill, the net income measure represented 50% and 30%, respectively, of the target bonus.  Based on our fiscal 2013 performance, none of our named executive officers earned the portion of their performance-based annual bonus based on pre-tax adjusted income.

For all of our named executive officers other than Mr. Koman, the other performance measure required an increase in new business sales.  Based on our fiscal 2013 performance, these named executive officers earned the portion of their bonus based on the increase in sales.  Mr. Koman’s other performance measures included measures specific to his area of responsibility as described below.  Mr. Koman earned the portion of his bonus based on these measures.

Set forth below is an outline of the annual performance-based cash bonus awards awarded for fiscal 2013 performance, including the maximum bonus, the relevant performance measures and the bonus paid.

Executive	Maximum Bonus	Performance Measure and Amount Payable*	Bonus Paid
Donald W. Duda	$700,000

(1)

Achieve consolidated pre-tax adjusted income of between $26.7 million (threshold), $39.5 million (target) and $45.6 million (maximum).  $78,424, $392,118 and $588,177** payable at threshold, target and maximum, respectively; and

(2)

Achieve $50.0 million in new annual sales with a minimum established pre-tax margin ($168,050** payable).

** The total amount payable if measure (1) and (2) are achieved is capped at $700,000.

			$168,050 – Achieved number (2)
Douglas A. Koman	$230,424

(1)

Achieve consolidated pre-tax adjusted income of between $26.7 million (threshold), $39.5 million (target) and $45.6 million (maximum).  $18,434, $92,169 and $138,254 payable at threshold, target and maximum, respectively;

(2)

Complete a transfer pricing initiative for China ($46,085 payable); and

(3)

Complete transfer pricing initiatives for certain of the Hetronic business locations ($46,085 payable).

			$92,170 – Achieved numbers (2) and (3)
Thomas D. Reynolds	$308,732

(1)

Achieve consolidated pre-tax adjusted income of between $26.7 million (threshold), $39.5 million (target) and $45.6 million (maximum).  $32,017, $160,083 and $240,125 payable at threshold, target and maximum, respectively; and

(2)

Achieve $50.0 million in new annual sales with a minimum established pre-tax margin ($68,607 payable).

			$68,607 – Achieved number (2)
Timothy R. Glandon	$234,179

(1)

Achieve consolidated pre-tax adjusted income of between $26.7 million (threshold), $39.5 million (target) and $45.6 million (maximum).  $24,285, $121,426 and $182,139 payable at threshold, target and maximum, respectively; and

(2)

Achieve $50.0 million in new annual sales with a minimum established pre-tax margin ($52,040 payable).

			$52,040 – Achieved number (2)
Theodore P. Kill	$160,115

(1)

Achieve consolidated pre-tax adjusted income of between $26.7 million (threshold), $39.5 million (target) and $45.6 million (maximum).  $8,354, $41,769 and $62,654 payable at threshold, target and maximum, respectively; and

(2)

Achieve $50.0 million in new annual sales with a minimum established pre-tax margin ($97,461 payable).

			$97,461 – Achieved number (2)

*     Payouts are prorated for performance falling between established performance objectives.

Discretionary Cash Bonus.  From time to time, our Compensation Committee awards discretionary cash bonuses to the executive officers for exceptional or unusual performance.  Historically, such discretionary cash bonuses have been granted in connection with significant involvement in the negotiation, due diligence and integration of an acquired business, the development of a new product line or the recruitment of a significant new customer.  In fiscal 2013, none of our named executive officers were awarded a discretionary cash bonus.

Equity Awards – Fiscal 2013.  As contemplated by our five-year equity award program, stock options were the only equity awards made to our named executive officers in fiscal 2013.  The exercise price for the options is $8.64, the closing price on the grant date, and the options vest one-third upon each of the first, second and third anniversaries of the grant date.  The number of options granted to each named executive officer equaled the number of options granted to such executive officer in each of fiscal 2011 and 2012.  Our Compensation Committee believes that equity-based compensation is one of the most effective means of ensuring that our executive officers have a continuing stake in our long-term success.  In general, we target equity awards for our named executive officers near the 75th percentile among companies in our peer group and comparable companies within the applicable compensation surveys and databases.

Equity Awards – Five-Year Equity Award Program Launched in Fiscal 2011.  In fiscal 2011, our Compensation Committee adopted a five-year equity award program composed of performance-based RSAs, annual stock option awards, time-based RSUs, and a Tandem Cash Award.  In valuing the fiscal 2011 RSA and RSU awards for benchmarking purposes, the Compensation Committee reviewed the purpose and structure of the five-year equity award program and decided it was appropriate to include one-fifth of the value of these shares for this purpose.  As the termination date for this program approaches, the Compensation Committee will begin to consider programs or structures for future equity awards.

Set forth below is a table and discussion outlining the fiscal 2011 awards:

Name	Equity Award
	RSAs	RSUs	Stock Options
Donald W. Duda	200,000	100,000	40,000
Douglas A. Koman	80,000	40,000	16,000
Thomas D. Reynolds	100,000	50,000	20,000
Timothy R. Glandon	60,000	30,000	12,000
Theodore P. Kill	60,000	30,000	12,000

Performance-Based RSAs.  The number of RSAs that will vest depends on Methode’s internal enterprise value at the end of fiscal 2015 (“2015 IEV”). For this purpose, 2015 IEV equals the product of (i) fiscal 2015 EBITDA and (ii) 7.5 (the historic multiple of EBITDA), subject to adjustment for cash, short-term investments, debt, preferred stock, certain equity issuances, certain acquisitions and changes in the dividend rate.  The awards reflect a threshold 2015 IEV of $429.9 million (the “Threshold”) and a target 2015 IEV of $600.9 million (the “Target”).  The following chart sets forth the portion of the RSAs that will vest based on 2015 IEV.

2015 IEV	Portion of RSAs That Will Vest
Less Than or Equal to Threshold	None
Between Threshold and Target	Fraction equal to:
Greater Than or Equal to Target	All

Dividends will not be paid on the RSAs until the shares have vested.  At such time as the shares vest, the executive is entitled to a payment based on the dividends declared during the restricted period and the number of shares earned.

In the event of an executive’s termination of employment due to death, disability or qualified retirement prior to the end of fiscal 2015, vesting will be determined based on fiscal 2015 performance, subject to proration based on the date of termination. In the event of a change of control, the RSAs are subject to vesting as described below.

In structuring these RSAs, the Compensation Committee recognized that many of Methode’s products require design-in and have long lead times before related sales and profits are realized (frequently as long as 3-5 years).  The Compensation Committee established the performance hurdles for these RSAs based on its review of management’s five-year projections.  For each executive, the RSAs granted represent approximately 40% of the shares that would have been awarded over a five-year period based on historical practices.

RSA Tandem Cash Awards.  In connection with the grant of the fiscal 2011 RSAs, the Compensation Committee granted Tandem Cash Awards to our management team. The amount payable will depend on three factors: (i) 2015 IEV; (ii) the number of RSAs awarded to the executive (the “RSA Number”); and (iii) the closing price of our common stock as of May 1, 2015 (the “Stock Price”).  The performance threshold is 2015 IEV of $600.9 million (the “Tandem Cash Threshold”) and the performance target is 2015 IEV of $726.5 million (the “Tandem Cash Target”).

The following chart sets forth the amounts payable based on 2015 IEV.

2015 IEV	Amount of Tandem Cash Awards Payable
Less Than or Equal to Tandem Cash Threshold	None
Between Tandem Cash Threshold and Tandem Cash Target	0.4 x RSA Number x Stock Price x {}
Greater Than or Equal to Tandem Cash Target	0.4 x RSA Number x Stock Price

No dividends will be paid with respect to the Tandem Cash Awards.  In the event of an executive’s termination of employment due to death, disability or qualified retirement, payment will be accelerated or made under the Tandem Cash Awards in the same manner as described above for the RSA awards.  In the event of a change of control, payment under the Tandem Cash Awards is described below.

RSUs.  The RSUs will vest 20% each year on the last day of Methode’s fiscal year and be 100% vested on the last day of fiscal 2015, provided the executive remains employed.  In order to best align the interests of management with our shareholders, shares of common stock will not be delivered to the executive until the earlier of the executive’s termination of employment or a change of control of Methode and the executive is not permitted to dispose of these RSUs prior to such event.  Dividends will not be paid on the RSUs until the units have vested.  Following vesting and until the delivery of the underlying common stock, each executive is entitled to a quarterly payment in an amount equal to the aggregate per share cash dividend paid during the quarter multiplied by the number of vested RSUs held by the executive.  For each executive, these RSUs represent approximately 20% of the shares that would have been awarded over a five-year period based on historical practices.  The Compensation Committee believes that these RSUs serve as a valuable retention vehicle.

Stock Options.  These options vest one-third upon each of the first, second and third anniversaries of the grant date.  The same number of options were granted to each named executive officer in fiscal 2013 as in each of fiscal 2011 and 2012.  It is currently anticipated that the Compensation Committee will grant the same number of options to each executive in fiscal 2014 and 2015.  For each executive, the aggregate number of options expected to be awarded from fiscal 2011 through fiscal 2015 represents approximately 40% of the shares that would have been awarded over a five-year period based on historical practices.

Change of Control – Impact on Equity Awards.  In the event of a change of control, the number of RSAs that vest and the amount payable under the RSA Tandem Cash Awards will depend on Methode’s external enterprise value as of the date of the change of control (the “EEV”).  For this purpose, EEV shall equal the fair market value of Methode as determined by the bona fide offer for the purchase of Methode’s common stock in the proposed change of control transaction.  The following chart sets forth the portion of the RSAs that will vest based on EEV.

EEV	Portion of RSAs That Will Vest
Less Than or Equal to Threshold	None
Between Threshold and Target	Vested RSA: Fraction equal to:
Greater Than or Equal to Target	All

The following chart sets forth the amounts payable under the RSA Tandem Cash Awards in connection with a change of control based on EEV.  For this purpose, the stock price equals the common stock per share consideration paid in connection with the change of control.

EEV	Amount of Tandem Cash Awards Payable
Less Than or Equal to Tandem Cash Threshold	None
Between Tandem Cash Threshold and Tandem Cash Target	0.4 x RSA Number x Stock Price x {}
Greater Than or Equal to Tandem Cash Target	0.4 x RSA Number x Stock Price

In the event of a change of control, all unvested RSUs and stock options will become immediately and fully vested.

Other Benefits and Perquisites.  Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and our 401(k) savings plan (with a company contribution equal to three percent (3%) of salary, subject to certain limitations), in each case on the same basis as our other employees, subject to applicable law.  Our executive officers are also provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan.  We have never contributed any amounts to the Deferred Compensation Plan on behalf of any of the named executive officers.  For a description of the Deferred Compensation Plan, please see “Executive Compensation Tables — Nonqualified Deferred Compensation,” below.  In addition, a few perquisites are provided to the named executive officers.  Perquisites include a company car allowance, professional association dues and provision for an annual physical exam.

Change in Control Payments.  We have entered into change in control agreements with all of our named executive officers.  These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of Methode and our shareholders.  In the event the payments to be received by the executive officer in connection with a change in control occurring before May 1, 2015 exceed the tax code safe harbor by at least 25%, the executives are entitled to a gross-up payment to provide the executive officer with an amount, on an after-tax basis, equal to any excise taxes payable by the executive officer under the tax laws in connection with such change in control payments.  In the event these payments exceed the tax code safe harbor by less than 25%, the amount to be paid to the executive will be equal to the maximum amount allowed under the tax code safe harbor.  In the event of a change in control occurring on or after May 1, 2015, the executives are no longer entitled to a gross-up payment.  Our change in control provisions for the named executive officers are summarized below under “Potential Payments Upon Termination or Change in Control.”

Significant Policies and Procedures

Stock Ownership Policy.  Our Compensation Committee considers stock ownership by management to be an important means of linking management’s interests with those of our shareholders.  After considering the importance of stock ownership, our Compensation Committee maintains stock ownership guidelines for our executive officers.  The amount of stock required to be owned increases with the level of responsibility.  The requirements are subject to a phase-in period in the event of a new hire or a promotion.  Our Chief Executive Officer is expected to own stock with a value at least equal to six (6) times his base salary and our Chief Financial Officer and Chief Operating Officer are expected to own stock with a value at least equal to three (3) times their base salary.  All other executive officers are expected to own stock with a value at least equal to two (2) times their base salary.  Vested RSAs, vested RSUs granted prior to fiscal 2011 and vested and unvested RSUs granted in fiscal 2011 are included in the calculation of stock ownership for purposes of these guidelines.  The value of each executive officer’s common stock holdings is determined as of the end of each fiscal year based on the average daily closing price of Methode’s common stock for such fiscal year.  Our Chief Executive Officer was in compliance with our stock ownership guidelines for fiscal 2013.  All of our other executive officers were in compliance with our stock ownership guidelines for fiscal 2013, except for one Vice President.  In fiscal 2012, the amount of stock required to be held by this executive officer was increased from a value at least equal to one (1) times his base salary to at least two (2) times his base salary.  In light of this increased requirement and certain tax considerations, the Compensation Committee waived the non-compliance by this executive officer for fiscal 2013 and 2014.

Insider Trading Policy.  Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions.  In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.

Policy With Respect to Deductibility of Compensation.  Section 162(m) of the Code generally denies corporate tax deductions for annual compensation exceeding $1 million paid to certain employees (generally the chief executive officer and the three other most highly compensated executive officers of a public company, but excluding the chief financial officer), unless that compensation qualifies as performance-based compensation under a shareholder approved plan and meets certain other technical requirements.  While it is the general intention of our Compensation Committee to maximize deductibility, our Compensation Committee seeks to make decisions that are in the best interest of Methode and our shareholders, even if those decisions do not result in full deductibility under Section 162(m).  Our Compensation Committee and Mr. Duda frequently work together to diminish the amount of non-deductible compensation paid to Mr. Duda.  As part of this process, Mr. Duda has agreed to defer significant amounts of compensation through fiscal 2013 and beyond.

Clawback Policy.  In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recoupment Policy permits us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three (3) years.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Paul G. Shelton, Chairman

Warren L. Batts

Darren M. Dawson

Isabelle C. Goossen

Christopher J. Hornung

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by us to, or for the account of, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (the “named executive officers”) for the three fiscal years ended April 27, 2013.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
			RSAs (2)	RSUs (3)
Donald W. Duda President and Chief Executive Officer	2013	560,168	0	0	165,200	168,050	102,303	995,721
	2012	560,168	0	0	170,800	188,000	89,401	1,008,369
	2011	560,168	1,940,000	970,000	207,600	376,000	244,117	4,297,885

Douglas A. Koman Chief Financial Officer, Vice President, Corporate Finance	2013	275,975	0	0	66,080	92,170	24,057	458,281
	2012	266,000	0	0	68,320	75,622	26,268	436,210
	2011	266,000	776,000	388,000	83,040	157,000	28,663	1,698,703

Thomas D. Reynolds Chief Operating Officer	2013	342,375	0	0	82,600	68,607	27,435	521,017
	2012	330,000	0	0	85,400	96,500	23,979	535,879
	2011	330,000	970,000	485,000	103,800	231,000	33,340	2,153,140

Timothy R. Glandon Vice President and General Manager, North American Operations	2013	259,725	0	0	49,560	52,040	23,192	384,516
	2012	250,312	0	0	51,240	72,500	21,376	395,428
	2011	250,312	582,000	291,000	62,280	87,000	27,849	1,300,441

Theodore P. Kill Vice President, Global Sales	2013	229,134	0	0	49,560	97,461	27,866	404,021
	2012	221,000	0	0	51,240	78,400	26,252	376,892
	2011	221,000	582,000	291,000	62,280	134,400	32,219	1,322,899

(1)

Reflects the fair value at the date of grant.  The value is calculated in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”).  Details of the assumptions used in valuing these awards are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2013.

(2)

Reflects the grant-date fair value of performance-based restricted stock, which vests as of the end of fiscal 2015 if we have met certain financial targets based upon our internal enterprise value.  Does not reflect any amounts payable pursuant to the corresponding tandem cash awards.  Amounts paid under the tandem cash awards, if any, will be reflected in the Summary Compensation Table for fiscal 2015 in the column titled “Non-Equity Incentive Plan Compensation.”

(3)

Reflects the grant-date fair value of restricted stock units, which vest 20% each year on the last day of Methode’s fiscal year through fiscal 2015, provided that the named executive officer remains a Methode employee.  The restricted stock units are not eligible to be converted into common stock until a change in control or the executive officer leaves Methode.

(4)

Amounts reflect annual performance-based bonuses.  For fiscal 2011, the amounts shown for Messrs. Reynolds and Kill also reflect payments of $38,000 and $56,000, respectively, pursuant to fiscal 2010 awards based on fiscal 2011 performance, as permitted under the terms of the original awards.

(5)	Amounts included in All Other Compensation reflect the following for fiscal 2013:

Executive	Vested RSU Dividends ($)	401(k) Contribution ($)	Life Insurance ($)	Car Allowance ($)	Membership/ Club Dues ($)	Executive Physical ($)
Mr. Duda	74,200	7,550	2,662	9,600	0	8,291
Mr. Koman	4,480	7,550	1,642	9,600	785	0
Mr. Reynolds	5,600	7,550	1,535	9,000	0	3,750
Mr. Glandon	3,360	7,550	432	8,400	0	3,450
Mr. Kill	3,360	7,550	1,427	12,000	79	3,450

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended April 27, 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)
Donald W. Duda	7/2/2013	78,424	560,168	700,000	40,000	8.64	165,200
Douglas A. Koman	7/2/2013	18,434	184,339	230,424	16,000	8.64	66,080
Thomas D. Reynolds	7/2/2013	32,017	228,690	308,732	20,000	8.64	82,600
Timothy R. Glandon	7/2/2013	24,285	173,466	234,179	12,000	8.64	49,560
Theodore P. Kill	7/2/2013	8,354	139,230	160,115	12,000	8.64	49,560

(1)

Reflects annual performance-based cash bonus awards pursuant to the Methode Electronics, Inc. 2010 Cash Incentive Plan.  The executive officers’ bonus amounts are based on achieving certain performance measures.  Amounts earned in fiscal 2013 by the executive officers under this award are reported in “Compensation Discussion and Analysis” and in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table.”  Details regarding these awards, including the relevant performance measures, are set forth in “Compensation Discussion and Analysis.”

(2)	Reflects options granted pursuant to the 2010 Stock Plan. One-third of these options vest on each of the first, second and third anniversaries of the grant date. These options have a ten-year life.
(3)	Reflects the closing price of our common stock on the grant date.
(4)

Amounts represent the fair value as of the date of grant calculated in accordance with ASC 718.  Details of the assumptions used in valuing these options are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at April 27, 2013.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Donald W. Duda	25,000 124,000 76,000 26,667 13,333 0	(4) (5) (6)(7) (7)(8) (7)(9)	0 0 0 13,333 26,667 40,000	(7)(8) (7)(9) (7)(10)	11.44 2.72 6.46 9.24 10.70 8.64	7/3/2013 3/16/2019 7/9/2019 10/14/2020 7/12/2021 7/2/2022	40,000	562,000	200,000	2,810,000
Douglas A. Koman	35,000 30,000 30,000 10,666 5,333 0	(4) (5) (6)(7) (7)(8) (7)(9)	0 0 0 5,334 10,667 16,000	(7)(8) (7)(9) (7)(10)	11.44 2.72 6.46 9.24 10.70 8.64	7/3/2013 3/16/2019 7/9/2019 10/14/2020 7/12/2021 7/2/2022	16,000	224,800	80,000	1,124,000
Thomas D. Reynolds	50,000 50,000 13,333 6,667 0	(5) (6)(7) (7)(8) (7)(9)	0 0 6,667 13,333 20,000	(7)(8) (7)(9) (7)(10)	2.72 6.46 9.24 10.70 8.64	3/16/2019 7/9/2019 10/14/2020 7/12/2021 7/2/2022	20,000	281,000	100,000	1,405,000
Timothy R. Glandon	30,000 30,000 8,000 4,000 0	(5) (6)(7) (7)(8) (7)(9)	0 0 4,000 8,000 12,000	(7)(8) (7)(9) (7)(10)	2.72 6.46 9.24 10.70 8.64	3/16/2019 7/9/2019 10/14/2020 7/12/2021 7/2/2022	12,000	168,600	60,000	843,000
Theodore P. Kill	30,000 30,000 8,000 4,000 0	(5) (6)(7) (7)(8) (7)(9)	0 0 4,000 8,000 12,000	(7)(8) (7)(9) (7)(10)	2.72 6.46 9.24 10.70 8.64	3/16/2019 7/9/2019 10/14/2020 7/12/2021 7/2/2022	12,000	168,600	60,000	843,000

(1)	Reflects restricted stock units granted in 2010. These restricted stock units vest 20% each year on the last day of Methode’s fiscal year, becoming 100% vested on the last day of fiscal 2015.
(2)	Calculated based on the closing price of Methode’s common stock on April 26, 2013 (the last business day of fiscal 2013) of $14.05 per share.
(3)	These performance-based restricted stock awards granted in 2010 vest as of the end of fiscal 2015, provided certain financial targets are satisfied.
(4)	These options were granted in 2003 and vested 25% after one year, 50% after two years, 75% after three years and 100% after four years.
(5)	These options were granted in 2009 and vested 100% in March, 2012.
(6)	These options were granted in 2009.
(7)	One-third of these options vest on each of the first, second and third anniversaries of the grant date.
(8)	These options were granted in 2010.
(9)	These options were granted in 2011.
(10)	These options were granted in 2012.

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises by the named executive officers and the vesting of restricted stock units during fiscal 2013.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Donald W. Duda	0	0	20,000	281,000
Douglas A. Koman	0	0	8,000	112,400
Thomas D. Reynolds	30,000	63,000	10,000	140,500
Timothy R. Glandon	2,500	4,850	6,000	84,300
Theodore P. Kill	0	0	6,000	84,300

(1)	Calculated based on market value of Methode’s common stock at the time of exercise, minus the exercise cost.
(2)

Reflects restricted stock units granted on November 8, 2010.  These restricted stock units vest 20% each year on the last day of Methode’s fiscal year, becoming 100% vested on the last day of fiscal 2015.

(3)	Calculated based on the closing price of Methode’s common stock on April 26, 2013 (the last business day of fiscal 2013) of $14.05 per share.

Nonqualified Deferred Compensation

The following table sets forth certain information regarding deferred compensation with respect to the named executive officers for fiscal 2013.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($) (2)	Aggregate Balance at Last Fiscal Year-End ($)
Donald W. Duda	0	0	34	76,465	60,968
Douglas A. Koman	46,478	0	73,733	0	813,992
Thomas D. Reynolds	35,000	0	8,491	0	68,229
Timothy R. Glandon	0	0	9,624	0	91,183
Theodore P. Kill	77,137	0	51,919	0	574,669

(1)

All executive contributions were reported as compensation in the “Summary Compensation Table” under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns, depending on the source of the executive contribution.

(2)	Reflects distributions in accordance with the terms of each executive’s deferral election.

The Methode Electronics, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary, 100% of their annual bonus, and/or 100% of their RSA tandem cash bonus, with an aggregate minimum deferral of $3,000. The minimum period of deferral is three years. Participants are immediately 100% vested.

In addition to employee-directed deferrals, we may make contributions to the Deferred Compensation Plan to make up for limits applicable under our qualified plans and may make additional discretionary contributions as well. Participants shall vest in company contributions in accordance with the schedule set forth in the applicable agreement or plan governing such contributions. We made no contributions to the Deferred Compensation Plan in fiscal 2013.

Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although we are under no obligation to invest the deferred amounts in any specified fund. This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds. Participants may reallocate account balances and/or future deferrals on a daily basis.

Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability, termination of employment or a change in control. Accounts are distributed in a lump sum or, in certain circumstances, in installments over a period of up to 15 years. Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.

Potential Payments Upon Termination or a Change in Control

In the event our named executive officers are terminated or Methode undergoes a change in control, our named executive officers are entitled to certain payments under their change in control agreements, our stock plans and certain other benefit plans.

The following table summarizes payments payable to our named executive officers upon a change in control or the executive’s death, disability or qualified retirement under our outstanding equity and cash bonus awards:

Type of Award	Termination Scenario
	Change in Control	Death, Disability or Qualified Retirement (1)
Annual Performance-Based Cash Bonus	Payment of pro rata portion based on performance to date	Payment of pro rata portion based on performance to date
Options	Immediate vesting of outstanding option awards	Immediate vesting of outstanding option awards
Restricted Stock Units	Immediate vesting of all restricted stock units	No acceleration of vesting
Restricted Stock Awards

Vest based on Methode’s external enterprise value as of the date of the change in control

Upon vesting, also entitled to a payment based on the dividends declared during the restricted period and the number of shares vested

To vest based on fiscal 2015 performance, subject to proration based on the date of termination (no vesting until fiscal 2015 performance is determined)

Upon vesting, also entitled to a payment based on the dividends declared during the restricted period and the number of shares vested

Tandem Cash Awards	Vest based on Methode’s external enterprise value as of the date of the change in control	To vest based on fiscal 2015 performance, subject to proration based on the date of termination (no vesting until fiscal 2015 performance is determined)

(1)	An executive’s qualified retirement occurs at or after age 65, or after age 55 with our consent.

Pursuant to our change in control agreements, if within two years of a change in control or during a period pending a change in control, we terminate the executive’s employment without good cause or the executive voluntarily terminates his employment for good reason, the executive is entitled to the following:

•

a lump sum payment in an amount equal to three times (two times in the case of Messrs. Reynolds, Glandon and Kill) the executive’s annual salary;

•

a lump sum payment equal to three times (two times in the case of Messrs. Reynolds, Glandon and Kill) the lesser of: (a) the executive’s target bonus amount for the fiscal year in which executive’s employment termination occurs, or (b) the bonus the executive earned in the prior fiscal year;

•

continued participation in our welfare benefit plans for three years (two years in the case of Messrs. Reynolds, Glandon and Kill) or until the executive becomes covered under other welfare benefit plans providing substantially similar benefits; and

•

in the event the payments to be received by the executive officer in connection with the change in control exceed the tax code safe harbor by at least 25%, the executives are entitled to a gross-up payment to provide the executive officer with an amount, on an after-tax basis, equal to any excise taxes payable by the executive officer under the tax laws with respect to the payments received in connection with the change in control.

The following table shows the potential payments payable to our named executive officers upon termination or a change in control of Methode.  The amounts shown assume that such termination was effective as of April 26, 2013 (the last business day of our 2013 fiscal year), and reflect the price of our common stock on such date ($14.05).  The table below does not reflect amounts payable to our named executive officers pursuant to plans or arrangements that are available generally to all of our salaried employees, such as payments under the 401(k) Plan, the life insurance plan, the disability insurance plan and the vacation pay policy, and payment of accrued base salary and accrued bonuses.  In addition, the table does not reflect the distribution of each officer’s account balance in our Deferred Compensation Plan or the delivery of common stock underlying outstanding vested restricted stock units.  For purposes of this table, we have assumed that our Compensation Committee has elected to accelerate all awards in each instance in which acceleration is subject to the discretion of our Compensation Committee.

Name	Termination Scenario (on 4/26/2013)	Salary and Bonus Severance ($)	Pro Rata Payment of Annual Performance-Based Bonus ($)	Vesting of Option Awards ($)	Vesting of Restricted Stock Unit Awards ($)	Vesting of Restricted Stock and Tandem Cash Awards ($) (1)	Health and Welfare Benefits ($) (2)	Excise Tax and Gross-Up ($)
Donald W. Duda	Upon Change in Control (3)	--	168,050	369,885	562,000	4,074,000	--	0
	Termination for Good Reason/Without Cause Following Change in Control (4)	2,244,504	--	--	--	--	47,323	2,697,774
	Death, Disability or Qualified Retirement	--	168,050	369,885	--	2,377,688	--	--
Douglas A. Koman	Upon Change in Control (3)	--	92,170	147,943	224,800	1,629,600	--	654,359
	Termination for Good Reason/Without Cause Following Change in Control (4)	1,064,765	--	--	--	--	34,492	1,214,490
	Death, Disability or Qualified Retirement	--	92,170	147,943	--	951,075	--	--
Thomas D. Reynolds	Upon Change in Control (3)	--	68,607	184,929	281,000	2,037,000	--	0
	Termination for Good Reason/Without Cause Following Change in Control (4)	886,000	--	--	--	--	34,526	1,196,647
	Death, Disability or Qualified Retirement	--	68,607	184,929	--	1,188,844	--	--
Timothy R. Glandon	Upon Change in Control (3)	--	52,040	110,960	168,600	1,222,200	--	0
	Termination for Good Reason/Without Cause Following Change in Control (4)	670,656	--	--	--	--	34,526	805,767
	Death, Disability or Qualified Retirement	--	52,040	110,960	--	713,307	--	--
Theodore P. Kill	Upon Change in Control (3)	--	97,461	110,960	168,600	1,222,200	--	514,595
	Termination for Good Reason/Without Cause Following Change in Control (4)	620,900	--	--	--	--	11,328	833,319
	Death, Disability or Qualified Retirement	--	97,461	110,960	--	713,307	--	--

(1)

In the event of a change in control, the RSAs and tandem cash awards vest based on our external enterprise value as of the date of the change in control.  For purposes of this table, external enterprise value is calculated using the closing price of our stock on April 26, 2013 ($14.05).  In the event of an executive’s death, disability or qualified retirement, the RSAs and tandem cash awards vest based on fiscal 2015 performance, subject to proration based on the date of the executive’s termination.  For purposes of this table, we have assumed that the maximum performance level will be achieved with respect to the RSAs and the tandem cash awards.  Amounts include an amount equal to the cash dividends declared during the period from the date of grant thru April 26, 2013, multiplied by the number of RSAs vested.

(2)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.
(3)	Reflects amounts payable upon a change in control where the executive’s employment continues.
(4)	These amounts are in addition to amounts payable under the preceding row “Upon Change in Control.”

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws, our directors and executive officers are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC.  Specific due dates for these reports have been established and we are required to disclose in this proxy statement if a director or executive officer filed a late report.  During fiscal 2013, all such reports were timely filed.  In making these disclosures, we have relied solely on written representations of our directors and executive officers and copies of the reports filed with the SEC.

Shareholder Proposals

Our Corporate Secretary must receive shareholder proposals no later than March 28, 2014 to be considered for inclusion in our proxy materials for our next annual meeting.  Additionally, our advance notice by-law provisions require that any shareholder proposal to be presented from the floor of the next annual meeting must be received by our Corporate Secretary not later than the 60th day nor earlier than the 90th day prior to September 12, 2014 (the first anniversary of the preceding year’s annual meeting). If the date of our next annual meeting is more than 30 days before or more than 60 days after September 12, 2014, shareholder proposals must be delivered no earlier than the 90th day prior to such annual meeting date and not later than the later of the 60th day prior to such annual meeting date or the 10th day following our public announcement of the meeting date for such annual meeting.  Also, such proposal must be, under law, an appropriate subject for shareholder action in order to be brought before the meeting and must contain the information required by the advance notice by-law provision.  These notices should be directed to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706.

Other Matters

Neither our Board of Directors nor management knows of any other business that will be presented at the annual meeting.  Should any other business properly come before the annual meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Walter J. Aspatore
Chairman

Chicago, Illinois

July 26, 2013

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions for electronic delivery of information up until 11:59 P.M. Central Time the day before the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

Methode Electronics, Inc. encourages you to take advantage of convenient ways to vote these shares. If voting by proxy, you may grant a proxy by mail, or choose one of the two methods described below. Your telephone or Internet proxy authorizes the named proxies to vote these shares in the same manner as if you marked, signed, and returned your proxy card. To grant your proxy by telephone or Internet, read the annual meeting proxy statement and then follow these easy steps:

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Time the day before the annual meeting date. Have your proxy card in hand when you call and then follow the simple instructions the vote voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

METHODE ELECTRONICS, INC. 7401 WEST WILSON AVENUE CHICAGO,IL 60706-4548

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
		For	Against	Abstain
1a.	Walter J. Aspatore	0	0	0

1b.	Warren L. Batts	0	0	0	The Board of Directors recommends you vote FOR proposals 2 and 3:
							For	Against	Abstain
1c.	J. Edward Colgate	0	0	0
					2.	The ratification of the Audit Committee's selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending May 3, 2014.	0	0	0
1d.	Darren M. Dawson	0	0	0

1e.	Donald W. Duda	0	0	0

1f.	Stephen F. Gates	0	0	0
					3.	The advisory approval of Methode’s named executive officer compensation.	0	0	0
1g.	Isabelle C. Goossen	0	0	0

1h.	Christopher J. Hornung	0	0	0	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

1i.	Paul G. Shelton	0	0	0

1j.	Lawrence B. Skatoff	0	0	0

			Yes	No
Please indicate if you plan to attend this meeting			0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date	Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report is/are available at www.proxyvote.com.

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METHODE ELECTRONICS, INC.
This proxy is solicited by the Board of Directors Annual Meeting of the Shareholders

The undersigned hereby appoints Walter J. Aspatore, Donald W. Duda and Douglas A. Koman, and each of them, with full power of substitution, as proxies to vote all shares of Methode Electronics, Inc. common stock which the undersigned is entitled to vote at the Annual Meeting of Methode Electronics, Inc. to be held on Thursday, September 12, 2013 at 11:00 a.m., Chicago time, at Methode's corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, and at any adjournment or postponement thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. If other business is presented at the Annual Meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies above.

Continued and to be signed on reverse side